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                                                                    EXHIBIT 11.0

                           ARTHUR J. GALLAGHER & CO.

                      COMPUTATION OF EARNINGS PER COMMON
                          AND COMMON EQUIVALENT SHARE

                   (In Thousands, Except Per Share Amounts)

                                                   Years Ended December 31,
                                                ----------------------------
                                                 1994       1993       1992
                                                -------    ------     ------
Net earnings applicable to computation          $34,540   $29,446    $23,923
                                                =======   =======    =======
Average common shares outstanding                15,108    15,569     15,270
Dilutive effect of stock options using
  the treasury stock method                         794       923        669
                                                -------   -------    -------
Weighted average number of common and
  common equivalent shares outstanding           15,902    16,492     15,939
                                                =======   =======    =======
Net earnings per common and common
  equivalent share                              $  2.17   $  1.79    $  1.50